Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: January 18, 2007

Current News
Continental Airlines today reported 2006 net income of $343 million ($3.30 diluted earnings per share). 2006 net income includes a $92 million gain on the sale of a portion of the company's investment in Copa Airlines and a net charge from other special items of $53 million. Excluding special items, Continental's net income for the full year was $304 million ($2.95 diluted earnings per share).

Continental reported a fourth quarter 2006 net loss of $26 million ($0.29 diluted loss per share), including a special charge of $22 million related to lump-sum distributions from the pilot's frozen defined benefit pension plans. Excluding the special charge, Continental recorded a net loss of $4 million ($0.04 diluted loss per share).

Pension Expense and Contributions
Continental contributed $246 million to its qualified pension plans in 2006, significantly exceeding its minimum funding requirement during that calendar year. Non-cash pension expense was $159 million for calendar year 2006, which excludes settlement charges of $59 million related to lump-sum distributions from the pilot's frozen defined benefit pension plans.

Last week, Continental contributed $71 million to its qualified pension plans. The company plans to contribute approximately $300 million to its qualified pension plans in 2007, which exceeds the estimated minimum funding requirements of $180 million during 2007, after giving effect to the Pension Protection Act of 2006. Continental estimates its non-cash pension expense will be approximately $192 million for calendar year 2007, which excludes future settlement charges related to lump-sum distributions from the pilot's frozen defined benefit pension plans. Settlement charges are expected for 2007 but currently cannot be estimated.

Stock Option Expense
Continental expects to record stock option expense of $6 million for the first quarter 2007 and $17 million for the full year 2007.

Cargo, Mail and Other Revenue
Continental estimates cargo, mail and other revenue will be between $295 and $305 million for the first quarter 2007.

During 2007, the sublease income we receive from ExpressJet for the aircraft covered by the capacity purchase agreement between the Company and ExpressJet will continue to be booked as an offset to the Regional capacity purchase, net line.   However, the sublease income on the aircraft withdrawn from the capacity purchase agreement that ExpressJet elected to retain will be booked as Other Revenue.  The Company estimates the sublease income from the withdrawn aircraft will be approximately $7 million, $21 million, $26 million and $26 million in the first, second, third and fourth quarters of 2007, respectively, and will be included as part of the Company's Cargo, Mail and Other Revenue guidance.

Debt and Capital Leases
Continental's total Debt and Capital Leases balance at year end was $5.4 billion, of which $5.2 billion was debt. Of the $5.2 billion in debt, $358 million is current and payable over the next twelve months.

Scheduled debt and capital lease principal payments for the first quarter 2007 are estimated to be approximately $132 million.

The 2007 estimated debt payments assumes conversion of the 4-1/2% Convertible Notes due February 1, 2007, which have a conversion price of $40 and a principal balance of $200 million.

Fuel Hedges
As of January 17th, Continental had hedged approximately 55% of its projected fuel requirements for the first quarter, using a combination of petroleum swap contracts, of which 18% is in crude swaps averaging $67.46 per barrel and 24% is in heating oil swaps averaging $1.61 per gallon, and an additional 13% using zero cost collars on heating oil with an average call price of $1.87 per gallon and an average put price of $1.75 per gallon.

For the second quarter, the company had hedged approximately 21% of its projected fuel requirements through a combination of petroleum swap contracts of which 1.6% is in crude swaps averaging $66.08 per barrel and another 10% is in heating oil swaps averaging $1.65 per gallon, with an additional 10% of its second quarter fuel requirements hedged with zero cost collars on heating oil with an average call price of $1.89 per gallon and an average put price of $1.73 per gallon.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to record income of approximately $24 million for the full year 2007 (approximately $6 million per quarter) related to the tax sharing agreement with ExpressJet.  For more information regarding this agreement, please see the Company's 2005 Form 10-K.

Targeted Cash Balance
Continental anticipates ending the first quarter of 2007 with an unrestricted cash and short-term investments balance of between $2.4 and $2.5 billion, exceeding the company's goal of maintaining an unrestricted cash and short term investments balance of $2.0 billion. The anticipated first quarter balance assumes conversion of the 4-1/2% Convertible Notes due February 1, 2007, which have a conversion price of $40 and a principal balance of $200 million.

Advanced Booked Seat Factor Six Weeks Outlook
Mainline advanced booked seat factors, the percentage of available seats that are sold, for all regions for the next six weeks are in-line or slightly ahead of last year.

Available Seat Miles (ASMs)	2007 Estimate Year-over-Year (YOY)% Change
1st Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	4.7% 3.5% 9.6% (0.2)% 5.0% 1.9% 4.6%

Continental expects its mainline ASMs for the full year 2007 to be up about 5% year-over-year ("YOY") with domestic ASMs up about 4.5% YOY and international ASMs up about 5.5% YOY. The company expects its full year 2007 regional ASMs to be down about 4% YOY with consolidated ASMs up about 4% YOY.

Load Factor	2007 Estimate
	1st Qtr.(E)	Full Year (E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	82 - 83% 80 - 81% 74 - 75% 76 - 77% 80 - 81% 76 - 77% 79 - 80%	84 - 85% 80 - 81% 80 - 81% 76 - 77% 81 - 82% 79 - 80% 81 - 82%

Continental's month-to-date consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page under the Investor Relations section of continental.com.

First Quarter Passenger Yield

For the first quarter, Continental expects Domestic yield will be down slightly year-over-year.  On a year-over-year basis the company expects to see a strong improvement in Latin America yield, a modest improvement in Transatlantic yield, and a modest improvement in Pacific yield.  Continental expects Regional yields to be weaker year-over-year mainly due to increased competition in the northeastern U.S.  On a consolidated basis it is expected that yields for the first quarter will be down slightly year-over-year.

Mainline Operating Statistics	2007 Estimate (cents)
	1st Qtr.(E)	Full Year(E)
CASM Special items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	10.65 - 10.70 - 10.65 - 10.70 2.89 7.76 - 7.81	10.56 - 10.61 - 10.56 - 10.61 2.92 7.64 - 7.69

Consolidated Operating Statistics	2007 Estimate (cents)
	1st Qtr.(E)	Full Year (E)
CASM Special items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	11.48 - 11.53 - 11.48 - 11.53 3.10 8.38 - 8.43	11.39 - 11.44 - 11.39 - 11.44 3.13 8.26 - 8.31

Profit Sharing
Based on current conditions, the Company's most recently prepared internal forecast for the full year 2007 contains an accrual for profit sharing.  There can be no assurance that the Company's forecast will approximate actual results. Generally, the profit sharing plan provides for a profit sharing pool for eligible employees of 30% of the first $250 million of pre-tax income, 25% of the next $250 million, and 20% thereafter (with certain adjustments to pre-tax income as defined in the profit sharing plan).  Profit sharing expense is accrued each quarter based on the actual cumulative profits earned to date.  For more information regarding this plan, please see the Company's 2005 Form 10-K.

Fuel Gallons Consumed	2007 Estimate
	1st Qtr.(E)	Full Year (E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	360 Million 77 Million $1.94	1,533 Million 312 Million $1.96

Selected Expense Amounts	2007 Estimated Amounts ($Millions)
	1st Qtr.(E)	Full Year (E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$248 $198 $99 $58	$992 $816 $412 $206

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses but does expect to record minimal tax expenses and pay minimal cash taxes in 2007 mainly attributable to the Alternative Minimum Tax and some State Taxes.

Cash Capital Expenditures	2007 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	156 215 54 $425 195 $620

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

First Quarter 2007 (Millions

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $66 Between $36 - $66 Between $18 - $35 Under $18 Net Loss	95.5 95.5 95.5 95.5 95.5	115.3 111.2 109.5 100.7 95.5	$4.6 $2.1 $1.5 -- --

Full Year 2007 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $291 Between $157 - $291 Between $77 - $156 Under $77 Net Loss	97.5 97.5 97.5 97.5 97.5	115.9 111.8 111.4 102.6 97.5	$18.2 $7.2 $6.6 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters, disruptions in our computer systems and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

[tables attached]

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)

Mainline	1st Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,576	$ 2,588	$ 10,865	$ 10,916
Special Items	-	-	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 2,576	$ 2,588	$ 10,865	$ 10,916
Aircraft Fuel & Related Taxes	(698)	(698)	(3,005)	(3,005)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 1,878	$ 1,890	$ 7,860	$ 7,911

ASMs (millions)	24,189	24,189	102,856	102,856

Mainline CASM (cents)
CASM-GAAP	10.65	10.70	10.56	10.61
Special Items	-	-	-	-
CASM Excluding Special Items - Non-GAAP (a)	10.65	10.70	10.56	10.61
Aircraft Fuel & Related Taxes per ASM	2.89	2.89	2.92	2.92
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	7.76	7.81	7.64	7.69

Consolidated (Mainline plus Regional)	1st Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 3,138	$ 3,151	$ 13,159	$ 13,217
Special Items	-	-	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 3,138	$ 3,151	$ 13,159	$ 13,217
Aircraft Fuel & Related Taxes	(848)	(848)	(3,616)	(3,616)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 2,290	$ 2,303	$ 9,543	$ 9,601

ASMs (millions)	27,331	27,331	115,550	115,550

Consolidated CASM (cents)
CASM-GAAP	11.48	11.53	11.39	11.44
Special Items	-	-	-	-
CASM Excluding Special Items - Non-GAAP (a)	11.48	11.53	11.39	11.44
Aircraft Fuel & Related Taxes per ASM	3.10	3.10	3.13	3.13
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	8.38	8.43	8.26	8.31

The GAAP to Non-GAAP reconciliation posted on our website prior to today's earnings call was incorrect and has now been updated. Please see the investor relations area of continental.com for a revised GAAP to Non-GAAP reconciliation.

Reconciliation of GAAP to Non-GAAP Financial Information

Full Year 2006

(in millions except per share data)	Full Year 2006
GAAP Net Income/(Loss) Adjustments for special items (c) Non-GAAP Income/(Loss) excluding special items (a) Shares Used for Computation: Diluted Earnings (Loss) per Share excluding special items (a)	$ 343 (39) $ 304 111.4 $ 2.95

Fourth Quarter 2006

(in millions except per share data)	4th Qtr 2006
GAAP Net Income/(Loss) Adjustments for special items (c) Non-GAAP Income/(Loss) excluding special items (a) Shares Used for Computation: Diluted Earnings (Loss) per Share excluding special items (a)	$ (26) 22 $ (4) 91.2 $ (0.04)

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(b) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

(c) During the fourth quarter of 2006, the company recorded special charges of $22 million related to settlement charges for lump-sum distributions from the pilot pension plans. In 2006, the company recorded net special items of $39 million, which consisted of $59 million of settlement charges for lump-sum distributions from the pilot pension plans, a $14 million credit associated with the officers' surrender of March 2006 restricted stock units, an $18 million reduction of accruals related primarily to negotiated settlements on leased MD-80 grounded aircraft, a $92 million gain on the sale of Copa Holdings, S.A. shares, and a $26 million charge related to the cumulative effect of change in accounting principle.

Fleet News

Continental Airlines Fleet Plan
Includes Continental, Continental Micronesia and Continental Express
December 31, 2006

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
	YE 2006	2007E	2008E	YE 2008E
Mainline Jets 777-200ER 767-400ER 767-200ER 757-300 757-200 737-900ER* 737-900 737-800* 737-700 737-500** 737-300**	18 16 10 17 41 - 12 105 36 63 48	2 - - - - - - - - - -	- - - - - 15 - 15 - - (16)	20 16 10 17 41 15 12 120 36 63 32
Total	366	2	14	382

Regional Jets
50 - Seat 37 - Seat	242 30	(23) -	- -	219 30
Total	272	(23)	-	249

Total Count	638	(21)	14	631